PRESS RELEASE
COMCAST REPORTS 3rd QUARTER 2023 RESULTS
PHILADELPHIA - October 26, 2023… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2023.
“We delivered strong financial results in the third quarter, while also investing in long-term growth, accelerating share repurchase activity and maintaining our healthy balance sheet," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "Our strategic focus on innovation and financial discipline facilitated by consistent execution positions us competitively both now and into the future. Among the many highlights from across the company, we delivered another quarter of double-digit Adjusted EPS growth, continued to generate solid revenue growth in our connectivity businesses and expanded our Adjusted EBITDA margin at Connectivity & Platforms. We also reported the highest Adjusted EBITDA on record at Theme Parks; drove Oppenheimer to more than $900 million in worldwide box office – becoming the highest grossing biopic of all time; and materially improved Peacock paid subscriber and financial metrics compared to the prior year period as well as on a sequential basis."

($ in millions, except per share data)
	3rd Quarter
Consolidated Results	2023	2022	Change

Revenue	$30,115	$29,849	0.9%
Net Income (loss) Attributable to Comcast	$4,046	($4,598)	NM
Adjusted Net Income[1]	$4,483	$4,220	6.2%
Adjusted EBITDA[2]	$9,962	$9,482	5.1%
Earnings (loss) per Share[3]	$0.98	($1.05)	NM
Adjusted Earnings per Share[1]	$1.08	$0.96	12.5%
Net Cash Provided by Operating Activities	$8,154	$6,947	17.4%
Free Cash Flow[4]	$4,032	$3,387	19.1%

NM=comparison not meaningful.
For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
3rd Quarter 2023 Highlights:
•Consolidated Adjusted EBITDA Increased 5.1% to $10.0 Billion; Adjusted EPS Increased 12.5% to $1.08; Generated Free Cash Flow of $4.0 Billion
•Returned $4.7 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $3.5 Billion in Share Repurchases
•Connectivity & Platforms Adjusted EBITDA Increased 3.0% to $8.2 Billion and Adjusted EBITDA Margin Increased 80 Basis Points to 40.6%. Excluding the Impact of Foreign Currency, Connectivity & Platforms Adjusted EBITDA Increased 2.6% and Adjusted EBITDA Margin Increased 100 Basis Points
•Domestic Broadband Average Rate Per Customer Increased 3.9% and Drove Domestic Broadband Revenue Growth of 3.8%
•Content & Experiences Adjusted EBITDA Increased 10.2% to $2.0 Billion, Driven by Theme Parks and Moderating Peacock Losses
•Peacock Paid Subscribers Increased Nearly 80% Compared to the Prior Year Period to 28 Million, Including Net Additions of 4 Million in the Quarter. Peacock Revenue Increased 64% to $830 Million and Adjusted EBITDA Improved Compared to the Prior Year Period and Also on a Sequential Basis
•Oppenheimer Grossed More Than $900 Million in Worldwide Box Office in the Third Quarter; the Third Highest Grossing Film of the Year and the Highest Grossing Biopic of All Time
•Theme Parks Adjusted EBITDA Increased 20% to $983 Million, Its Highest Adjusted EBITDA on Record

Consolidated Financial Results
\
Revenue increased 0.9% compared to the prior year period. Net Income (Loss) Attributable to Comcast was $4.0 billion, compared to ($4.6) billion in the prior year period, which included goodwill and intangible asset impairment charges related to Sky. Adjusted Net Income increased 6.2%. Adjusted EBITDA increased 5.1%.

Earnings (loss) per Share (EPS) increased to $0.98, compared to ($1.05) in the prior year period. Adjusted EPS increased 12.5% to $1.08.

Capital Expenditures increased 18.0% to $3.3 billion. Connectivity & Platforms’ capital expenditures decreased 2.1% to $2.1 billion, reflecting lower spending on customer premise equipment and support capital, partially offset by higher investment in line extensions and scalable infrastructure. Content & Experiences' capital expenditures increased 44.0% to $884 million, reflecting increased investment in constructing the Epic Universe theme park in Orlando, which is scheduled to open in 2025.

Net Cash Provided by Operating Activities was $8.2 billion. Free Cash Flow was $4.0 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 77.5 million of its common shares for $3.5 billion, resulting in a total return of capital to shareholders of $4.7 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	3rd Quarter
	2023	2022[5]	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,951	$17,833	0.7%	(0.4%)
Business Services Connectivity	2,320	2,215	4.7%	4.7%
Total Connectivity & Platforms Revenue	$20,271	$20,048	1.1%	0.2%

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,886	$6,695	2.9%	2.4%
Business Services Connectivity	1,335	1,288	3.6%	3.6%
Total Connectivity & Platforms Adjusted EBITDA	$8,221	$7,983	3.0%	2.6%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	38.4%	37.5%	90 bps	110 bps
Business Services Connectivity	57.5%	58.2%	(70) bps	(60) bps
Total Connectivity & Platforms Adjusted EBITDA Margin	40.6%	39.8%	80 bps	100 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Connectivity & Platforms increased compared to the prior year period. Excluding the impact of foreign currency, revenue was consistent with the prior year period. Adjusted EBITDA increased due to growth in Residential Connectivity & Platforms Adjusted EBITDA and Business Services Connectivity Adjusted EBITDA. Adjusted EBITDA margin increased to 40.6%.

(in thousands)			Net Additions / (Losses)

			3rd Quarter
	3Q23	3Q22[7]	2023	2022[7]
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,722	31,928	(39)	(26)
International Residential Connectivity & Platforms Customer Relationships	17,958	17,884	74	96
Business Services Connectivity Customer Relationships	2,640	2,621	5	13
Total Connectivity & Platforms Customer Relationships	52,320	52,434	40	83

Domestic Broadband
Residential Customers	29,779	29,835	(17)	10
Business Customers	2,508	2,507	(2)	10
Total Domestic Broadband Customers	32,287	32,342	(18)	19

Total Domestic Wireless Lines	6,278	4,948	294	333

Total Domestic Video Customers	14,495	16,582	(490)	(561)

Total Customer Relationships for Connectivity & Platforms increased by 40,000 to 52.3 million. Increases in international residential connectivity & platforms customer relationships as well as business services connectivity customer relationships were partially offset by a decrease in domestic residential connectivity & platforms customer relationships. Total domestic broadband customer net losses were 18,000, total domestic wireless line net additions were 294,000 and total domestic video customer net losses were 490,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[6]
	3rd Quarter
	2023	2022[5]	Change

Revenue
Domestic Broadband	$6,366	$6,135	3.8%	3.8%
Domestic Wireless	917	789	16.2%	16.2%
International Connectivity	1,109	842	31.8%	25.2%
Total Residential Connectivity	8,393	7,766	8.1%	7.5%
Video	7,154	7,428	(3.7%)	(5.1%)
Advertising	960	1,079	(11.0%)	(12.4%)
Other	1,444	1,561	(7.5%)	(8.6%)
Total Revenue	$17,951	$17,833	0.7%	(0.4%)

Operating Expenses
Programming	$4,460	$4,464	(0.1%)	(1.3%)
Non-Programming	6,605	6,674	(1.0%)	(2.6%)
Total Operating Expenses	$11,065	$11,138	(0.7%)	(2.1%)

Adjusted EBITDA	$6,886	$6,695	2.9%	2.4%
Adjusted EBITDA Margin	38.4%	37.5%	90 bps	110 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Residential Connectivity & Platforms increased but was consistent with the prior year period when excluding the positive impact of foreign currency. Growth in residential connectivity revenue was driven by: international connectivity revenue due to an increase in broadband revenue and wireless revenue, reflecting higher sales of devices and wireless services, as well as the positive impact of foreign currency; domestic broadband revenue primarily due to higher average rates; and domestic wireless revenue primarily due to an increase in the number of customer lines. The growth in residential connectivity revenue was partially offset by: a decrease in video revenue due to a decline in the number of video customers, partially offset by an increase in average rates and the positive impact of foreign currency; lower advertising revenue primarily due to a decline in domestic political advertising; and lower other revenue primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms increased due to higher revenue and lower operating expenses, which includes the impact of foreign currency. Programming expenses were consistent with the prior year period, driven by the decline in the number of domestic video customers, offset by domestic contractual rate increases, an increase in programming expenses for international sports channels and the impact of foreign currency. Non-programming expenses decreased primarily due to lower spending on marketing and promotion, lower fees paid to third-party channels related to advertising sales and lower technical and support costs. These decreases were partially offset by increased direct product costs associated with our wireless service, from increases in device sales and the number of customers receiving our wireless service, and our broadband services and by the impact of foreign currency. Adjusted EBITDA margin increased to 38.4%.

Business Services Connectivity

($ in millions)				Constant Currency Change[6]
	3rd Quarter
	2023	2022[5]	Change

Revenue	$2,320	$2,215	4.7%	4.7%
Operating Expenses	985	927	6.3%	6.2%
Adjusted EBITDA	$1,335	$1,288	3.6%	3.6%
Adjusted EBITDA Margin	57.5%	58.2%	(70) bps	(60) bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Business Services Connectivity increased due to an increase in revenue from small business customers, driven by higher average rates, and an increase in revenue from medium-sized and enterprise customers.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to increases in direct product costs, technical and support expenses and costs related to our sales force. Adjusted EBITDA margin decreased to 57.5%.

Content & Experiences

($ in millions)
	3rd Quarter
	2023	2022[5]	Change
Content & Experiences Revenue
Media	$6,029	$6,005	0.4%
Studios	2,518	3,296	(23.6%)
Theme Parks	2,418	2,064	17.2%
Headquarters & Other	13	22	(39.5%)
Eliminations	(419)	(909)	53.8%
Total Content & Experiences Revenue	$10,559	$10,477	0.8%

Content & Experiences Adjusted EBITDA
Media	$723	$679	6.5%
Studios	429	551	(22.2%)
Theme Parks	983	819	20.0%
Headquarters & Other	(178)	(199)	10.7%
Eliminations	17	(59)	NM
Total Content & Experiences Adjusted EBITDA	$1,973	$1,791	10.2%

NM=comparison not meaningful.

Revenue for Content & Experiences increased compared to the prior year period. Adjusted EBITDA for Content & Experiences increased primarily due to growth in Theme Parks and moderating Peacock Adjusted EBITDA losses.

Media

($ in millions)
	3rd Quarter
	2023	2022[5]	Change
Revenue
Domestic Advertising	$1,913	$2,089	(8.4%)
Domestic Distribution	2,591	2,497	3.8%
International Networks	1,019	872	16.9%
Other	506	547	(7.6%)
Total Revenue	$6,029	$6,005	0.4%
Operating Expenses	5,306	5,326	(0.4%)
Adjusted EBITDA	$723	$679	6.5%

Revenue for Media increased primarily due to higher international networks and domestic distribution revenue, partially offset by lower domestic advertising and other revenue. International networks revenue increased primarily reflecting an increase in revenue associated with the distribution of sports channels and the positive impact of foreign currency. Domestic distribution revenue increased primarily due to higher revenue at Peacock, driven by an increase in paid subscribers, partially offset by lower revenue at our networks. The decrease in domestic advertising revenue was primarily due to lower revenue at our networks, partially offset by an increase in revenue at Peacock.

Adjusted EBITDA for Media increased due to higher revenue and lower operating expenses. The decrease in operating expenses was due to lower marketing and promotion expenses. Programming and production costs were consistent, reflecting higher programming costs at Peacock and increased sports programming costs, offset by a decrease in content costs at our entertainment television networks. Media results in the third quarter include $830 million of revenue and an Adjusted EBITDA8 loss of $565 million related to Peacock, compared to $506 million of revenue and an Adjusted EBITDA8 loss of $614 million in the prior year period.

Studios

($ in millions)
	3rd Quarter
	2023	2022[5]	Change
Revenue
Content Licensing	$1,691	$2,267	(25.4%)
Theatrical	504	673	(25.1%)
Other	324	356	(9.0%)
Total Revenue	$2,518	$3,296	(23.6%)
Operating Expenses	2,089	2,744	(23.9%)
Adjusted EBITDA	$429	$551	(22.2%)

Revenue for Studios decreased primarily due to lower content licensing revenue and theatrical revenue. Content licensing revenue decreased primarily due to the timing of when content was made available by our television studios, including the impacts of the Writers Guild and Screen Actors Guild work stoppages in the current year period. Theatrical revenue declined primarily due to higher revenue from theatrical releases in the prior year period, including Minions: The Rise of Gru and Jurassic World: Dominion, partially offset by the successful performance of Oppenheimer in the current year period.

Adjusted EBITDA for Studios decreased due to lower revenue, which more than offset lower operating expenses. The decrease in operating expenses primarily reflected lower programming and production expenses, mainly due to lower costs associated with lower content licensing sales, including the impacts of the work stoppages in the current year period.

Theme Parks

($ in millions)
	3rd Quarter
	2023	2022	Change

Revenue	$2,418	$2,064	17.2%
Operating Expenses	1,435	1,244	15.4%
Adjusted EBITDA	$983	$819	20.0%

Revenue for Theme Parks increased driven by higher revenue at our international theme parks, which had COVID-19 related restrictions in the prior year period, and higher revenue at our domestic theme parks, including Universal Studios Hollywood due to the continued success of Super Nintendo World, partially offset by lower revenue at our theme park in Orlando which continued to be above comparable pre-pandemic 2019 levels.

Adjusted EBITDA for Theme Parks increased, reflecting higher revenue, which more than offset higher operating expenses. The increase in operating expenses was due to higher costs primarily associated with increased guest attendance.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the third quarter was $178 million, compared to a loss of $199 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $419 million, compared to $909 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $17 million, compared to a loss of $59 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	3rd Quarter
	2023	2022[5]	Change
Corporate & Other
Revenue	$643	$601	7.0%
Operating Expenses	893	919	(2.9%)
Adjusted EBITDA	($249)	($318)	21.6%

Eliminations
Revenue	($1,358)	($1,277)	6.3%
Operating Expenses	(1,375)	(1,303)	5.5%
Adjusted EBITDA	$16	$26	36.5%

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; certain Sky operations; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo, our consolidated streaming platform joint venture beginning in June 2022.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, compared to $1.3 billion in the prior year period, and Adjusted EBITDA eliminations were a benefit of $16 million compared to a benefit of $26 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Beginning in the first quarter of 2023, we changed our presentation of segment operating results around our two primary businesses, Connectivity & Platforms and Content & Experiences. We have updated certain historical information as a result of these changes, including: (1) presentation of Cable Communications results in the Residential Connectivity & Platforms and Business Services Connectivity segments and (2) presentation of Sky's results across the Connectivity & Platforms and Content & Entertainment segments, and Corporate & Other.
6Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current period presented, rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
7Customer metrics for 2022 have been updated to reflect the new segment presentation, and to align methodologies for counting business customer metrics to: (1) include locations receiving our services outside of our distribution system and (2) now count certain customers based on the number of locations receiving services, including arrangements whereby third parties provide connectivity services leveraging our distribution system. These changes in methodology were not material to any period presented. Previously reported total Sky customer relationships of approximately 23 million as of December 31, 2022 also included approximately 5 million customer relationships outside of the Connectivity & Platforms markets.
8Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, October 26, 2023, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, October 26, 2023, on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; programming costs; consumer acceptance of our content; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; laws and regulations; adverse decisions in litigation or governmental investigations; labor disputes; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2023	2022	2023	2022
Revenue	$30,115	$29,849	$90,319	$90,874

Costs and expenses
Programming and production	8,652	8,949	26,506	28,406
Marketing and promotion	1,866	2,066	5,929	6,324
Other operating and administrative	9,629	9,344	28,247	27,701
Depreciation	2,203	2,150	6,662	6,525
Amortization	1,290	1,183	4,146	3,824
Goodwill and long-lived asset impairments	—	8,583	—	8,583
	23,640	32,274	71,489	81,363

Operating income (loss)	6,475	(2,425)	18,830	9,511

Interest expense	(1,060)	(960)	(3,068)	(2,922)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	49	(242)	454	(523)
Realized and unrealized gains (losses) on equity securities, net	(87)	(2)	(130)	(207)
Other income (loss), net	88	(21)	349	(245)
	50	(266)	672	(975)

Income (loss) before income taxes	5,465	(3,652)	16,434	5,614

Income tax expense	(1,468)	(1,014)	(4,481)	(3,562)

Net income (loss)	3,997	(4,665)	11,954	2,052

Less: Net income (loss) attributable to noncontrolling interests	(49)	(68)	(175)	(295)

Net income (loss) attributable to Comcast Corporation	$4,046	($4,598)	$12,128	$2,347

Diluted earnings (loss) per common share attributable to Comcast Corporation shareholders	$0.98	($1.05)	$2.90	$0.52

Diluted weighted-average number of common shares	4,141	4,377	4,184	4,477

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(in millions)	September 30,
	2023	2022

OPERATING ACTIVITIES
Net income	$11,954	$2,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,807	10,349
Goodwill and long-lived asset impairments	—	8,583
Share-based compensation	955	989
Noncash interest expense (income), net	235	234
Net (gain) loss on investment activity and other	(266)	1,172
Deferred income taxes	394	(326)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(26)	(574)
Film and television costs, net	(531)	(753)
Accounts payable and accrued expenses related to trade creditors	(518)	152
Other operating assets and liabilities	(425)	(1,347)

Net cash provided by operating activities	22,579	20,530

INVESTING ACTIVITIES
Capital expenditures	(8,922)	(7,062)
Cash paid for intangible assets	(2,405)	(2,152)
Construction of Universal Beijing Resort	(119)	(221)
Proceeds from sales of businesses and investments	410	1,197
Purchases of investments	(949)	(2,089)
Other	267	169

Net cash provided by (used in) investing activities	(11,718)	(10,158)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(660)	—
Proceeds from borrowings	6,046	166
Repurchases and repayments of debt	(3,041)	(301)
Repurchases of common stock under repurchase program and employee plans	(7,770)	(9,813)
Dividends paid	(3,586)	(3,571)
Other	(126)	219

Net cash provided by (used in) financing activities	(9,136)	(13,299)

Impact of foreign currency on cash, cash equivalents and restricted cash	(18)	(122)

Increase (decrease) in cash, cash equivalents and restricted cash	1,707	(3,049)

Cash, cash equivalents and restricted cash, beginning of period	4,782	8,778

Cash, cash equivalents and restricted cash, end of period	$6,489	$5,729

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	September 30,	December 31,
	2023	2022
ASSETS

Current Assets
Cash and cash equivalents	$6,435	$4,749
Receivables, net	12,835	12,672
Other current assets	4,870	4,406
Total current assets	24,141	21,826

Film and television costs	13,067	12,560

Investments	8,041	7,250

Investment securing collateralized obligation	319	490

Property and equipment, net	58,165	55,485

Goodwill	58,069	58,494

Franchise rights	59,365	59,365

Other intangible assets, net	27,870	29,308

Other noncurrent assets, net	12,036	12,497

	$261,072	$257,275
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,214	$12,544
Accrued participations and residuals	1,653	1,770
Deferred revenue	3,566	2,380
Accrued expenses and other current liabilities	8,883	9,450
Current portion of long-term debt	2,978	1,743
Collateralized obligation	5,174	—
Total current liabilities	34,468	27,887

Long-term debt, less current portion	94,351	93,068

Collateralized obligation	—	5,172

Deferred income taxes	29,092	28,714

Other noncurrent liabilities	19,768	20,395

Redeemable noncontrolling interests	230	411

Equity
Comcast Corporation shareholders' equity	82,625	80,943
Noncontrolling interests	538	684
Total equity	83,163	81,627

	$261,072	$257,275

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2023	2022	2023	2022
Net income (loss) attributable to Comcast Corporation	$4,046	($4,598)	$12,128	$2,347
Net income (loss) attributable to noncontrolling interests	(49)	(68)	(175)	(295)
Income tax expense	1,468	1,014	4,481	3,562
Interest expense	1,060	960	3,068	2,922
Investment and other (income) loss, net	(50)	266	(672)	975
Depreciation	2,203	2,150	6,662	6,525
Amortization	1,290	1,183	4,146	3,824
Goodwill and long-lived asset impairments	—	8,583	—	8,583
Adjustments (1)	(6)	(9)	(16)	15
Adjusted EBITDA	$9,962	$9,482	$29,621	$28,459

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$8,154	$6,947	$22,579	$20,530
Capital expenditures	(3,294)	(2,791)	(8,922)	(7,062)
Cash paid for capitalized software and other intangible assets	(827)	(769)	(2,405)	(2,152)
Free Cash Flow	$4,032	$3,387	$11,253	$11,316

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2023	2022	2023	2022
Adjusted EBITDA	$9,962	$9,482	$29,621	$28,459
Capital expenditures	(3,294)	(2,791)	(8,922)	(7,062)
Cash paid for capitalized software and other intangible assets	(827)	(769)	(2,405)	(2,152)
Cash interest expense	(744)	(698)	(2,566)	(2,341)
Cash taxes	(1,439)	(1,181)	(3,823)	(4,022)
Changes in operating assets and liabilities	(55)	(1,021)	(2,030)	(2,736)
Noncash share-based compensation	287	314	955	989
Other (2)	143	51	423	182
Free Cash Flow	$4,032	$3,387	$11,253	$11,316

(1)
3rd quarter and year to date 2023 Adjusted EBITDA exclude $(6) million and $(16) million of other operating and administrative expenses, respectively, related to our investment portfolio. 3rd quarter and year to date 2022 Adjusted EBITDA exclude ($9) million and $15 million of other operating and administrative expense, respectively, related to our investment portfolio.

(2)
3rd quarter and year to date 2023 include decreases of $(6) million and $(16) million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA. 3rd quarter and year to date 2022 include decreases of ($9) million and $15 million, respectively, of costs related to our investment portfolio.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2023		2022		2023		2022
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income (loss) attributable to Comcast Corporation and diluted earnings (loss) per share attributable to Comcast Corporation shareholders	$4,046	$0.98	($4,598)	($1.05)	$12,128	$2.90	$2,347	$0.52
Change	NM	NM			NM	NM

Amortization of acquisition-related intangible assets (1)	443	0.11	413	0.09	1,318	0.32	1,354	0.30
Investments (2)	(6)	—	141	0.03	(364)	(0.09)	601	0.13
Items affecting period-over-period comparability:
Goodwill and long-lived asset impairments (3)	—	—	8,541	1.94	—	—	8,541	1.91
Income tax adjustments (4)	—	—	(286)	(0.07)	—	—	(286)	(0.06)
Gains and losses related to businesses and investments (5)	—	—	9	—	—	—	69	0.02

Adjusted Net income and Adjusted EPS	$4,483	$1.08	$4,220	$0.96	$13,083	$3.13	$12,626	$2.82
Change	6.2%	12.5%			3.6%	11.0%
NM=comparison not meaningful.
(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Amortization of acquisition-related intangible assets before income taxes	$571	$517	$1,699	$1,677
Amortization of acquisition-related intangible assets, net of tax	$443	$413	$1,318	$1,354
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Realized and unrealized (gains) losses on equity securities, net	$87	$2	$130	$207
Equity in net (income) losses of investees, net and other	(96)	183	(614)	589
Investments before income taxes	(9)	185	(484)	796
Investments, net of tax	($6)	$141	($364)	$601

(3)3rd quarter and year to date 2022 net income (loss) attributable to Comcast Corporation includes a loss of $8.6 billion related to goodwill and long-lived assets impairments [across the Connectivity & Platforms and Content & Experiences segments]. The goodwill impairment was primarily not deductible for tax purposes.

(4)3rd quarter and year to date 2022 net income (loss) attributable to Comcast Corporation includes $286 million of income tax benefit related to state tax law changes.

(5)3rd quarter and year to date 2022 net income attributable to Comcast Corporation includes losses of $35 million and $96 million in other income, respectively, related to an impairment of an equity method investment, and include a gain of $(53) million in amortization expense, $(26) million net of tax, related to the sale of a business.

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,833	$188	$18,021	$54,305	($129)	$54,176
Business Services Connectivity	2,215	—	2,215	6,589	—	6,589
Total Connectivity & Platforms Revenue	$20,048	$188	$20,236	$60,894	($129)	$60,765

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,695	$28	$6,723	$20,039	($28)	$20,011
Business Services Connectivity	1,288	—	1,288	3,784	—	3,784
Total Connectivity & Platforms Adjusted EBITDA	$7,983	$28	$8,011	$23,822	($26)	$23,796

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	37.5%	(20) bps	37.3%	36.9%	- bps	36.9%
Business Services Connectivity	58.2%	(10) bps	58.1%	57.4%	- bps	57.4%
Total Connectivity & Platforms Adjusted EBITDA Margin	39.8%	(20) bps	39.6%	39.1%	10 bps	39.2%

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,135	$—	$6,135	$18,292	$—	$18,292
Domestic wireless	789	—	789	2,188	—	2,188
International connectivity	842	44	886	2,473	(29)	2,444
Total residential connectivity	$7,766	$44	$7,810	$22,953	($29)	$22,924
Video	7,428	107	7,535	23,223	(64)	23,159
Advertising	1,079	17	1,096	3,263	(14)	3,249
Other	1,561	19	1,580	4,866	(22)	4,844
Total Revenue	$17,833	$188	$18,021	$54,305	($129)	$54,176

Operating Expenses
Programming	$4,464	$56	$4,520	$14,027	($36)	$13,991
Non-Programming	6,674	105	6,779	20,239	(65)	20,174
Total Operating Expenses	$11,138	$160	$11,298	$34,266	($102)	$34,164

Adjusted EBITDA	$6,695	$28	$6,723	$20,039	($28)	$20,011
Adjusted EBITDA Margin	37.5%	(20) bps	37.3%	36.9%	- bps	36.9%

TABLE 7

Reconciliation of Media Revenue Excluding Olympics and 2022 Super Bowl (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

(in millions)	2023	2022	Growth %	2023	2022	Growth %

Revenue	$6,029	$6,005	0.4%	$18,376	$19,951	(7.9%)

Beijing Olympics	—	—		—	963
2022 Super Bowl	—	—		—	519

Revenue excluding Olympics and 2022 Super Bowl	$6,029	$6,005	0.4%	$18,376	$18,470	(0.5%)